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                                                                  Rule 424(b)(3)
                                                      Registration No. 333-48219


                           GREAT PLAINS SOFTWARE, INC.

                Prospectus Supplement No. 1, dated May 5, 1998

                      (To Prospectus dated March 31, 1998)


     On May 5, 1998, Great Plains Software, Inc. filed with the Securities and Exchange Commission the attached Current Report on Form 8-K.

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                         SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C. 20549

                           --------------------------------

                                      FORM 8-K

                 Current Report Pursuant to Section 13 or 15(d) of
                        the Securities Exchange Act of 1934



          Date of Report (Date of earliest event reported): April 20, 1998



                                GREAT PLAINS SOFTWARE, INC.
               ------------------------------------------------------
               (Exact name of registrant as specified in its charter)


        Minnesota                       000-22703               45-0374871
-----------------------------   ------------------------    -------------------
(State or other jurisdiction    (Commission file number)     (I.R.S. Employer
      of incorporation)                                     Identification No.)




                 1701 S.W. 38th Street, Fargo, North Dakota  58103
                 -------------------------------------------------
                      (Address of principal executive offices)


        Registrant's telephone number, including area code:   (701) 281-0550
                                                            -------------------

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Item 2.  Acquisition or Disposition of Assets.

         On April 20, 1998, Great Plains Software, Inc. (the "Company") purchased certain assets of ICONtrol, Inc. ("Seller"), a South Dakota corporation and subsidiary of Holien, Inc. ("Parent"), a South Dakota corporation, pursuant to an Asset Purchase Agreement dated as of April 20, 1998 (the "Asset Purchase Agreement") by and among the Company, Seller and Parent. As a result of this acquisition, the Company obtained substantially all of the assets and certain liabilities of Seller, including rights under and to Seller's manufacturing and human resources software applications, and the trademarks and copyrights related thereto, as well as Seller's ongoing leases, contracts and office equipment. Prior to this transaction, the Company was not affiliated with Seller or Parent. The purchase price was determined through negotiations by the parties. The consideration for the acquisition of Seller's assets was $7,490,726 in cash. The cash used in the acquisition came from cash and investments on hand.

         A copy of the Asset Purchase Agreement is being filed as Exhibit 2.1 to this report.


                                          2
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Item 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

         (a)  FINANCIAL STATEMENTS OF BUSINESS ACQUIRED

              The required financial statements of Seller are not included in this Current Report on Form 8-K. These financial statements will be provided in an amendment to this Current Report on Form 8-K as soon as practicable, but not later than July 3, 1998
              (60 days after the date upon which this Current Report on Form 8-K is required to be filed).

         (b)  PRO FORMA FINANCIAL INFORMATION

              The required pro forma financial information relative to the acquisition of Seller is not included in this Current Report on Form 8-K. The pro forma financial information will be provided in an amendment to this Current Report on Form 8-K as soon as practicable, but not later than July 3, 1998 (60 days after the date upon which this Current Report on Form 8-K is required to be filed).

          Exhibit No.    Description
          -----------    -----------

          2.1 Asset Purchase Agreement, dated April 20, 1998, by and among Great Plains Software, Inc., ICONtrol, Inc. and Holien, Inc.
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                                     SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  May 5, 1998                              GREAT PLAINS SOFTWARE, INC.


                                                /s/ Terri F. Zimmerman
                                                ------------------------------
                                                Terri F. Zimmerman
                                                Chief Financial Officer


                                         4
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                                  INDEX TO EXHIBITS




Exhibit No.    Description
-----------    -----------

     2.1 Asset Purchase Agreement, dated April 20, 1998, by and among Great Plains Software, Inc., ICONtrol, Inc. and Holien, Inc.